Exhibit 2.1

Execution Version

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated as of December 2, 2014 (this “Amendment”), is made and entered into among GFI Group Inc., a Delaware corporation (“GFI”), CME Group Inc., a Delaware corporation (“CME”), Commodore Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary (“Merger Sub 1”), and Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary (“Merger Sub 2”). CME, Merger Sub 1, Merger Sub 2 and GFI are referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms have the meanings given to them in Section 1.

RECITALS

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of July 30, 2014 (the “GFI Merger Agreement”);

WHEREAS, pursuant to Section 9.8 of the GFI Merger Agreement, the GFI Merger Agreement may be amended, by action taken or authorized by their respective Boards of Directors (and in the case of GFI, upon the recommendation thereof by the Special Committee), by an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the GFI Merger Agreement and address certain matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

1.                                      Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the GFI Merger Agreement.

2.                                      Amendments to GFI Merger Agreement. The GFI Merger Agreement is hereby amended as follows:

2.1.                            Section 1.1.  Section 1.1 of the GFI Merger Agreement is hereby amended by adding the following defined terms:

“Adjusted Available Cash Consideration” has the meaning set forth in Section 1.7(b)(iii).

“Available Cash Consideration” means $89,000,000.

“Cash Election Shares” has the meaning set forth in Section 1.10(b).

“Cash Fraction” has the meaning set forth in Section 1.7(b)(iii)(2).

“Elected Cash Consideration” has the meaning set forth in Section 1.7(b)(iii).

“Election Deadline” means 5:00 p.m., New York time, on the second Business Day prior to the Effective Time.

“Election Form” has the meaning set forth in Section 1.10(a).

“Election Form Record Date” has the meaning set forth in Section 1.10(a).

“Election Period” means the period of time starting on the Election Form Record Date and ending at the Election Deadline.

“Mailing Date” has the meaning set forth in Section 1.10(a).

“No Election Shares” has the meaning set forth in Section 1.10(b).

“Per Share Cash Consideration” means $5.25.

“Per Share Stock Consideration” has the meaning set forth in Section 1.7(b)(i).

“Stock Election Shares” has the meaning set forth in Section 1.10(b).

2.2.                            Section 1.1.  Section 1.1 of the GFI Merger Agreement is hereby further amended by amending and restating the following defined terms as follows:

“Average Closing CME Stock Price” means the average of the closing sale prices of CME Class A Common Stock as reported on NASDAQ for the ten trading days ending upon and including the trading day immediately before the Closing Date.

“Exchange Ratio” means the Per Share Cash Consideration divided by the Average Closing CME Share Price.

2.3.                            Section 1.1.  Section 1.1 of the GFI Merger Agreement is hereby further amended by deleting in its entirety the defined term “Per Share Price”.

2.4.                            Section 1.7.  Section 1.7(b) of the GFI Merger Agreement is hereby amended and restated in its entirety as follows:

Section 1.7                                              Effect on Capital Stock.

(b)                     At the Effective Time, subject to the provisions of this Article I and Article II, each share of GFI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of GFI Common Stock owned by CME (including pursuant to the JPI Mergers) or GFI or any of their respective wholly-owned subsidiaries) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i)                           each Stock Election Share shall be converted into the right to receive the number of shares of CME Class A Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”), subject to adjustment in accordance with this Section 1.7(b) and Section 1.7(d); and

(ii)                        each Cash Election Share and each No Election Share shall be converted into the right to receive the Per Share Cash Consideration in cash (without interest), subject to adjustment in accordance with this Section 1.7(b) and Section 1.7(d).

(iii)                     Notwithstanding the foregoing, if the product of (A) the sum of (i) the number of Cash Election Shares plus (ii) the number of No Election Shares multiplied by (B) the Per Share Cash Consideration (such product being the “Elected Cash Consideration”) exceeds the Available Cash Consideration, then CME shall have the option, in its sole discretion, to increase the amount of the Available Cash Consideration to any amount up to and including the amount of the Elected Cash Consideration (such adjusted amount being the “Adjusted Available Cash Consideration”); provided that the Adjusted Available Cash Consideration shall not be an amount that, in the reasonable opinion of counsel to CME and counsel to the Special Committee, would cause such counsel to be unable to render the opinions described in Section 7.2(c) and Section 7.3(c), respectively; provided, further, that in no event shall the Adjusted Available Cash Consideration consist of more than 60% of the total Merger Consideration.  If CME does not exercise its option to increase the amount of the Available Cash Consideration or if the Elected Cash Consideration that would be paid upon conversion of the Cash Election Shares and the No Election Shares in the Merger exceeds the Adjusted Available Cash Consideration, then:

(1)                          all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(2)                          all Cash Election Shares and No Election Shares shall be converted into the right to receive (i) an amount of cash (without interest) equal to the product of (w) the Per Share Cash Consideration multiplied by (x) a fraction, the numerator of which shall be the Available Cash Consideration or the Adjusted Available Cash Consideration, as the case may be, and the denominator of which shall be the Elected Cash Consideration (the fraction described in this clause (x) being referred to as the “Cash Fraction”) and (ii) a number of shares of CME Class A Common Stock equal to the product of (y) the Exchange Ratio multiplied by (z) one minus the Cash Fraction.

Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the Transactions exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before December 2, 2014 (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon).

2.5.                            Section 1.10.  A new Section 1.10 of the GFI Merger Agreement is hereby added as follows:

Section 1.10                                       Election Procedures.

(a)                     Not less than 20 days prior to the anticipated Effective Time (the “Mailing Date”), an election form in such form as CME shall specify and as shall be reasonably acceptable to GFI (the “Election Form”) shall be mailed to each holder of record of shares of GFI Common Stock as of five Business Days prior to the Mailing Date (the “Election Form Record Date”).

(b)                     Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions) to specify (i) the number of shares of such holder’s GFI Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (the “Stock Election Shares”), (ii) the number of shares of such holder’s GFI Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (the “Cash Election Shares”) or (iii) that such holder makes no election with respect to such holder’s GFI Common Stock (the “No Election Shares”).  Any GFI Common Stock with respect to which the Exchange Agent does not receive an effective, properly completed Election Form during the Election Period shall be deemed to be No Election Shares.  CME shall publicly announce (which public announcement may be on a Form 8-K filed with the SEC) the anticipated Election Deadline at least five Business Days prior to the anticipated Effective Time.  If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and CME shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c)                      CME shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or Beneficial Owners) of GFI Common Stock during the Election Period, and GFI shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d)                     Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period.  Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent during the Election Period.  In the event an Election Form is revoked during the Election Period, the shares of GFI Common Stock represented by such Election Form shall become No Election Shares, except to the extent (if any) a subsequent election is properly made during the Election Period with respect to any or all of such shares of GFI Common Stock.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  None of CME or GFI or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

2.6.                            Section 2.1.  Sections 2.1(a) and 2.1(b) of the GFI Merger Agreement are hereby amended and restated in its entirety as follows:

Section 2.1                                    Surrender and Payment.

(a)                     Prior to the Mailing Date, CME shall appoint an exchange agent reasonably acceptable to GFI (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As promptly as reasonably practicable after the Effective Time, but in no event more than five Business Days following the Effective Time, CME will send, or will cause the Exchange Agent to send, to each holder of record of shares of GFI Common Stock as of the Effective Time, whose shares of GFI Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (Effect on Capital Stock) and Section 1.10 (Election Procedures), a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as GFI and CME may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration. At or prior to the Effective Time, CME shall cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of GFI Common Stock, shares of CME Class A Common Stock (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 1.7 (Effect on Capital Stock), Section 1.10 (Election Procedures) and Section 2.5 (No Fractional Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of Article I and this Article II. Following the Effective Time, CME agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.1(f) (Dividends and Distributions). All cash and book-entry shares representing CME Class A Common Stock deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall deliver the Merger Consideration contemplated to be issued pursuant to Section 1.7 (Effect on Capital Stock), Section 1.10 (Election Procedures) and Section 2.5 (No Fractional Shares) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CME in short-term direct obligations of the U.S. or short-term obligations for which the full faith and credit of the U.S. is pledged to provide for payment of all principal and interest (or funds that invest in such obligations); provided that no gain or loss thereon shall affect the amounts payable to the holders of GFI Common Stock pursuant to this Agreement. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, CME shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be the property of, and paid to, CME. CME shall be responsible for all fees and expenses of the Exchange Agent.

(b)                     Each holder of shares of GFI Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of CME Class A Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of CME Class A Common Stock, if any, that such holder has the right to receive and/or (ii) a check in the amount, if any, that such holder has the right to receive, including cash payable pursuant to Section 1.7(b), cash payable in lieu of fractional shares pursuant to Section 2.5 (No Fractional Shares) and dividends and other distributions payable pursuant to Section 2.1(f) (Dividends and Distributions) (less any required Tax withholding), in each case pursuant to Section 1.7 (Effect on Capital Stock), Section 1.10 (Election Procedures) and this Article II. The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions.

2.7.                            Section 8.3(a).  Section 8.3(a) of the GFI Merger Agreement is hereby amended by replacing “$20,143,121” with “$23,426,111”.

2.8.                            Section 8.3(b).  Section 8.3(b) of the GFI Merger Agreement is hereby amended by replacing “$5,755,177” with “$6,693,175”.

3.                                      Full Force and Effect.  Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the GFI Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the GFI Merger Agreement, the terms “this Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the GFI Merger Agreement as amended by this Amendment.

4.                                      Counterparts; Effectiveness.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.  This Amendment shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Amendment.

5.                                      Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

* * * * *

IN WITNESS WHEREOF, GFI, CME, Merger Sub 1 and Merger Sub 2 have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GFI GROUP INC.

By:	/s/ Michael Gooch
Name:	Michael Gooch
Title:	President

CME GROUP INC.

By:	/s/ James E. Parisi
Name:	James E. Parisi
Title:	Chief Financial Officer

COMMODORE ACQUISITION CORP.

By:	/s/ James E. Parisi
Name:	James E. Parisi
Title:	Treasurer

COMMODORE ACQUISITION LLC

By:	/s/ James E. Parisi
Name:	James E. Parisi
Title:	Treasurer

[Amendment No. 1 to Agreement and Plan of Merger]